Exhibit 21.1
Zurn Elkay Water Solutions Corporation
List of Subsidiaries

Name	Place of Incorporation
Zurn Australia Pty Ltd.	Australia
Filamat Composites Inc.	Canada
Zurn Industries Limited	Canada
Hadrian Solutions ULC	Canada
3299461 Nova Scotia ULC	Canada
Chase Acquisition I, Inc.	Delaware
Elkay Manufacturing Company	Delaware
Elkay Plumbing Products Company	Delaware
Hadrian Inc.	Delaware
Just Manufacturing LLC	Delaware
ZBS Global, Inc. (f/k/a RBS Global, Inc.)	Delaware
Zurn LLC (f/k/a Rexnord LLC)	Delaware
Zurn Holdings, Inc. (f/k/a Rexnord-Zurn Holdings, Inc.)	Delaware
OEI, Inc.	Delaware
OEP, Inc.	Delaware
Krikles, Inc.	Delaware
World Dryer Corporation	Delaware
World Dryer China, LLC	Delaware
Zurn Dutch Holdco II LLC	Delaware
Zurco, Inc.	Delaware
Zurn International, Inc.	Delaware
Zurn Industries, LLC	Delaware
Zurn Neth Holdco LLC	Delaware
Zurn PEX, Inc.	Delaware
E.B. Tecnica de El Salvador S.A. de C.V.	El Salvador
E.B. Tecnica de Guatemala S.A.	Guatemala
American Dryer, LLC	Illinois
ByElkay.com Sales, Inc.	Illinois
Elkay Mexico, Ltd.	Illinois
Elkay Sales, Inc.	Illinois
Elkay Smartwell, LLC	Illinois
Zurn India Private Ltd.	India
E.B. Tecnica Mexicana S.A. de C.V.	Mexico
Grupo Bernox S.A. de C.V.	Mexico
Inmobiliaria Vertemi S.A de C.V.	Mexico
Zurn Dutch Two C.V.	Netherlands
Zurn International Holdings B.V.	Netherlands
Green Turtle Americas, LTD	North Carolina
7420 Clover Avenue LLC	Ohio
Elkay Asia Pacific Sales PTE, LTD.	Singapore
Elkay Middle East Sales DMCC	UAE
Zurn Water Solutions FZE (f/k/a Rexnord Middle East FZE)	UAE
InsureRXN, Inc.	Vermont